Exhibit 99.1

221 East Hickory Street
Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact: Jennifer Spaude, HickoryTech
507-386-3765

HickoryTech Corporation Increases Quarterly Cash Dividend

MANKATO, Minn., Oct. 29, 2010— HickoryTech Corporation (Nasdaq: HTCO) today announced that its Board of Directors voted to declare a quarterly dividend of $0.135 per share, representing a 3.9 percent increase over the previous $0.13 per share dividend.  The $0.135 dividend is payable on Dec. 5, 2010 to shareholders of record on Nov. 15, 2010.  HickoryTech has a long history of paying a cash dividend to shareholders that spans more than 60 years.  The company last increased its quarterly dividend in 2008.

About HickoryTech
HickoryTech Corporation (dba HickoryTech and Enventis) is a leading integrated communications provider in the markets it serves.  With headquarters in Mankato, Minn., the corporation has approximately 450 employees and a regional fiber network with facilities-based operations in Minnesota and Iowa.  Enventis serves businesses of all sizes across a five-state region with IP-based voice, data and network solutions.  HickoryTech provides bundled residential and business services including high-speed Internet, Digital TV and voice services in its legacy telecom markets.  The Company trades on the Nasdaq Stock Exchange (symbol: HTCO). For more information, visit www.hickorytech.com.